EX-99.B5

                             ASM INDEX 30 FUND, INC.
                              MANAGEMENT AGREEMENT

AGREEMENT made this 28th day of February, 1999 by and between ASM Index 30
Fund, Inc. (the "Fund'), a Maryland corporation, and ORBITEX Management, Inc. (the "Manager"), a New York corporation.

                                  WITNESSETH:

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.   In General.
     The Fund hereby appoints the Manager to act as investment adviser. The Manager agrees, all as more fully set forth herein, to provide professional investment management with respect to the investment of the assets of the Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of the Fund and generally administer the affairs of the Fund.

2. Duties and Obligations of the Manager with respect to Management of the Fund.
     (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Directors of the Fund, the Manager shall:
         (i) Decide what securities shall be purchased or sold by the Fund and when; and
         (ii) Arrange for the purchase and sale of securities for the portfolio of the Fund by placing purchase and sale orders for theFund.

      (b) Any  investment  purchases or sales made by the Manager  shall at all times conform to, and be in accordance with, any requirements imposed by:
          (1) the provisions of the Investment Company Act of 1940, as amended (the "Act"), and of any rules or regulations in force thereunder;
          (2)  any other applicable provisions of law;
          (3) the provisions of the Articles of Incorporation and By-Laws of the Fund as amended from time to time;
          (4) any policies and determinations of the Board of Directors of the Fund of which the Manager has been notified; and
          (5) the fundamental policies of the Fund, as reflected in its registration statement under the Act, or as amended by the shareholders of the Fund.

       (c) The Manager shall also administer the affairs of the Fund and, in connection therewith, shall be responsible for (i) maintaining the Fund's books and records, (other than financial or accounting books and records maintained by the Fund's custodian or transfer agent);
           (ii) overseeing the Fund's insurance relationships; (iii) preparing for the Fund (or assisting counsel and/or auditors in the preparation
           of) all required tax returns, proxy statements and reports to the Fund's shareholders and Directors and reports to and other filings with the Securities and Exchange Commission and any other governmental agency (the Fund agreeing to supply or cause to be supplied to the Manager all necessary financial and other information in connection with the foregoing); (iv) preparing such applications and reports as may be necessary to register or maintain the Fund's registration and/or the registration of the shares of the Fund under the securities or "blue sky" laws of the various states selected by the Fund's Distributor (the Fund agreeing to pay all filing fees or other similar fees in connection therewith); (v) responding to all inquiries or other communications of shareholders, if any, which are directed to the Manager, or if any such inquiry or communication is more properly to be responded to by the Fund's custodian, transfer agent or accounting services agent, overseeing their response thereto; (vi) overseeing all relationships between the Fund and its custodian(s), transfer agent(s) and accounting services agent(s), including the negotiation of agreements and the supervision of the performance of such agreements; and (vii) authorizing and directing any of the Manager's directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such directors, officers or employees of the Manager.

       (d) The Manager  shall give the Fund the benefit of its best judgment and effort in rendering services hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Manager (and its officers, directors, agents, employees, controlling persons, shareholders and any other persons or entity affiliated with the Manager) the Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except in the case of disabling conduct by the Manager, the Fund shall indemnify the Manager (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Manager) from any liability arising from the Manager's conduct under this Agreement except as prohibited by the Articles of Incorporation and applicable law.

      (e) Nothing in this Agreement shall prevent the Manager or any affiliated person (as defined in the Act) of the Manager from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Manager or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they my be acting.

       (f) It is agreed that the Manager shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act or the Securities Act of 1933, as amended, except for information supplied by the Manager in writing for inclusion therein.

 3.   Broker-Dealer Relationships.
      In connection with its duties set forth in Section 2(a) (ii) of this Agreement to arrange for the purchase and the sale of securities held by the Fund by placing purchase and sale orders for the Fund, the Manager shall select such broker-dealers (each, a "broker") as shall, in the Manager's judgment, implement the policy of the Fund to achieve "best execution", i.e., prompt and efficient execution at the most favorable securities price. In making such selection, the Manager is authorized to consider the reliability, integrity and financial condition of the broker. The Manager is also authorized to consider whether the broker provides brokerage and/or research services to the Fund and/or other accounts of the Manager. The commissions paid to such brokers, may be higher than another broker would have charged if a good faith determination is made by the Manager that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Manager's overall responsibilities as to the accounts as to which it exercises investment discretion.

      The  Manager  shall use its  judgment  in  determining  that the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Manager shall be prepared to show that commissions paid (i) were for purposes contemplated by this Agreement; (ii) provide lawful and appropriate assistance to the Manager in the performance of its decision-making responsibilities; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information. The Fund recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The Manager also is authorized to consider sales of shares as a factor in the selection of brokers to execute brokerage and principal transaction, subject to the requirements of "best execution," as defined above.

4.   Allocation of Expenses.
     The Manager agrees that it will furnish the Fund, at the Manager's expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Manager will also pay all compensation of all Directors, officers and employees of the Fund who are affiliated persons of the Manager. All costs and expenses not expressly assumed by the Manager under this agreement shall be paid by the Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions; (iii) insurance premiums; (iv) compensation and expenses of its Directors other than those affiliated with the Manager; (v) legal and audit expenses; (vi) fees and expenses of the Fund's custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of its shares, including stock certificates and issuance of shares on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration or qualification under Federal or state securities laws of the Fund or its shares; (ix) expenses of preparing, printing and mailing reports, notices, proxy material and prospectuses to shareholders of the Fund;
(x) all other expenses incidental to holding meeting of the Fund's shareholders;
(xi) dues or assessments of or contributions to the Investment Company Institute or any successor or other industry association; (xii) such non-recurring expenses as may arise, including litigation affecting the Fund and the legal obligations which the Fund may have to indemnify its officers and Directors with respect thereto; and (xiii) all expenses which the Fund agrees to bear in any distribution agreement or in any plan adopted by the Fund pursuant to Rule 12b-1 under the Act.

      Organizational expenses will be borne by the Fund. It is agreed that these expenses are to be deferred and amortized over a five-year period from the commencement of operations utilizing the straight-line method of amortization.

5.    Compensation of the Manager.
      (a) The Fund agrees to pay the Manager and the Manager agrees to accept as full compensation for all services rendered by the Manager as such, an annual management fee, payable monthly and computed on the value of the net assets of the Fund as of the close of business each business day at the annual rate of 0.08 of 1% of such net assets of the Fund.

6.   Duration and Termination.
     (a) This  Agreement  shall go into effect on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect until the earlier of (i) July 1, 1999; (ii) the date on which the shareholders of the Fund have voted in a special shareholders' meeting to approve the adoption of this Agreement in accordance with the Act and the rules thereunder and the reorganization of the Fund with a Delaware business trust advised by the Manager has been consummated (the "Reorganization"); or (iii) the date on which the shareholders of the Fund have voted in a special shareholders' meeting to disapprove the adoption of this Agreement or the Reorganization.

     (b) This Agreement may be terminated by the Manager at any time without penalty upon giving the Fund sixty (60) days' written notice (which notice may be waived by the Fund) and may be terminated by the Fund at any time without penalty upon giving the Manager sixty (60) days' written notice (which notice may be waived by the Manager), provided that such termination by the Fund shall be directed or approved by the vote of a majority of all of its Directors in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

      IN  WITNESS  WHEREOF,   the  parties  hereto  have  caused  the  foregoing
instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

                          ASM INDEX 30 FUND, INC

                          By:      /S/ S. CASH ULMER
                          Name:    S. Cash Ulmer
                          Title:   Acting Chief Executive Officer

ATTEST:

          /S/ W. KEITH SCHILIT
Name:     W. Keith Schilit
Title:    Director

                          ORBITEX Management, Inc.

                          By:      /S/ RICHARD E. STIERWALT
                          Name:    Richard E. Stierwalt
                          Title:   President and CEO


ATTEST:

          /S/ M. FYZUL KHAN
Name:     M. Fyzul Khan, Esq.
Title:    Vice President